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Exhibit 99
                                                                 PR NEWSWIRE

                    NORTH EUROPEAN OIL ROYALTY TRUST
                      ANNOUNCES THE DISTRIBUTION
                  FOR THE SECOND QUARTER OF FISCAL 2011


          Red Bank, N.J. April 29, 2011 -The Trustees of North European Oil Royalty Trust (NYSE-NRT) today announced a quarterly distribution of $0.73 per unit for the second quarter of fiscal 2011, payable on May 25, 2011 to holders of record on May 13, 2011. Natural gas sold during the first calendar quarter of 2011 is the primary source of royalty income on which the May distribution is based. John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.73 per unit is 43.14%, or $0.22 per unit, higher than the distribution of $0.51 per unit for the second quarter of fiscal 2010. No information on sales or production has yet been received. Details will be available in the press release announcing the Trust's net income scheduled for release on or about May 13, 2011.

          Trust royalty payments for each fiscal quarter are now based on actual royalties payable for the preceding calendar quarter. As part of the royalty payment process, in the final month of the Trust's fiscal quarter the operating companies determine the actual amount of royalties that should have been paid to the Trust and compare this amount to the amount actually paid. Any overpayment is deducted from the amount of royalties to be paid in the first month of the Trust's next fiscal quarter. Any underpayment would be added to the amount of royalties paid during the final month of the current fiscal quarter. In the quarter just ending, an underpayment in the amount of $188,254 was received on April 26, 2011. Additionally, a royalty payment in the amount of $161,723 was received for sulfur sales from western Oldenburg.

          The table below shows the anticipated amount of royalties in Euros (based on the actual amount of royalties that were paid to the Trust for the first calendar quarter of 2011), in dollars based on the current exchange rate of 1.464905 and the dollar royalties in cents per unit. These figures can only be approximate due to changing Euro/dollar exchange rates.

Combined Royalties   Combined Royalties  Combined Royalties  Dollar Royalties
  Anticipated in         In Euros            In Dollars      In Cents per Unit
------------------------------------------------------------------------------
    May                Euros 1,593,423        $2,334,213          $0.25
    June               Euros 1,593,423        $2,334,213          $0.25
    July               Euros 1,593,423        $2,334,213          $0.25
------------------------------------------------------------------------------

          The cumulative 12-month distribution, which includes this May distribution and the three prior quarterly distributions, is $2.31 per unit. This 12-month cumulative distribution is 17.26% or $0.34 per unit higher than the prior 12-month distribution of $1.97 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.



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Contact --  John R. Van Kirk, Managing Director, telephone:  (732) 741-4008,
e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.